As filed with the Securities and Exchange Commission on August 29, 2022

Registration No. 333-264663

Registration No. 333-209860

Registration No. 333-195708

Registration No. 333-187677

Registration No. 333-157014

Registration No. 333-157015

Registration No. 333-123448

Registration No. 333-107344

Registration No. 333-216176

Registration No. 333-38974

Registration No. 333-01317

Registration No. 333-72977

Registration No. 333-60296

Registration No. 333-38984

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT No. 333-264663

FORM S-8 REGISTRATION STATEMENT No. 333-209860

FORM S-8 REGISTRATION STATEMENT No. 333-195708

FORM S-8 REGISTRATION STATEMENT No. 333-187677

FORM S-8 REGISTRATION STATEMENT No. 333-157014

FORM S-8 REGISTRATION STATEMENT No. 333-157015

FORM S-8 REGISTRATION STATEMENT No. 333-123448

FORM S-8 REGISTRATION STATEMENT No. 333-107344

FORM S-8 REGISTRATION STATEMENT No. 333-216176

FORM S-8 REGISTRATION STATEMENT No. 333-38974

FORM S-8 REGISTRATION STATEMENT No. 333-01317

FORM S-8 REGISTRATION STATEMENT No. 333-72977

FORM S-8 REGISTRATION STATEMENT No. 333-60296

FORM S-8 REGISTRATION STATEMENT No. 333-38984

UNDER

THE SECURITIES ACT OF 1933

JACOBS SOLUTIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	88-1121891
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1999 Bryan Street, Suite 1200 Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

JACOBS ENGINEERING GROUP INC. 1999 OUTSIDE DIRECTOR STOCK PLAN

JACOBS ENGINEERING GROUP INC. 1999 STOCK INCENTIVE PLAN

JACOBS ENGINEERING GROUP INC. 1989 EMPLOYEE STOCK PURCHASE PLAN

AMENDED AND RESTATED JACOBS ENGINEERING GROUP INC. (STREETLIGHT) 2011 STOCK PLAN

(Full title of the plans)

Kevin C. Berryman

President and Chief Financial Officer

Jacobs Solutions Inc.

1999 Bryan Street, Suite 1200

Dallas, Texas 75201

(214) 583-8500

(Name, address, including zip code, and telephone number of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Jacobs Solutions Inc., a Delaware corporation (the “Company” or the “Registrant”), files this Post-Effective Amendment to the following Registration Statements on Form S-8 (collectively, the “Initial Registration Statements”), in each case filed with the Securities and Exchange Commission (the “Commission”) by Jacobs Engineering Group Inc. (the “Predecessor”):

•

Registration Statement No. 333-264663, filed with the Commission on May 4, 2022, pertaining to the registration of 151,782 shares of common stock, par value $1.00 per share (“Predecessor Common Stock”) of the Registrant issuable pursuant to the Amended and Restated Jacobs Engineering Group Inc. (StreetLight) 2011 Stock Plan;

•

Registration Statement No. 333-209860, filed with the Commission on March 1, 2016, and Registration Statement No. 333-38984, filed with the Commission on June 9, 2000, pertaining to the registration of 300,000 shares and 200,000 shares, respectively, of Predecessor Common Stock of the Registrant issuable pursuant to the Jacobs Engineering Group Inc. 1999 Outside Director Stock Plan;

•

Registration Statement No. 333-195708, filed with the Commission on May 6, 2014, Registration Statement No. 333-187677, filed with the Commission on April 2, 2013, Registration Statement No. 333-157014, filed with the Commission on January 29, 2009, Registration Statement No. 333-123448, filed with the Commission on March 18, 2005, Registration Statement No. 333-107344, filed with the Commission on July 25, 2003, and Registration Statement No. 333-38974, filed with the Commission on June 9, 2000, pertaining to the registration of 4,250,000 shares, 6,900,000 shares, 3,500,000 shares, 2,000,000 shares, 1,600,000 shares and 2,000,000 shares, respectively, of Predecessor Common Stock of the Registrant issuable pursuant to the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan; and

•

Registration No. 333-216176, filed with the Commission on February 22, 2017, Registration Statement No. 333-157015 filed with the Commission on January 29, 2009, Registration Statement No. 333-60296, filed with the Commission on May 4, 2001, Registration No. 333-72977, filed with the Commission on February 26, 1999, and Registration No. 333-01317, filed with the Commission on February 29, 1996, pertaining to the registration of 4,350,000 shares, 5,000,000 shares, 2,000,000 shares, 500,000 shares, and 1,500,000 shares, respectively, of Predecessor Common Stock of the Registrant issuable pursuant to the Jacobs Engineering Group Inc. 1989 Employee Stock Purchase Plan.

On August 19, 2022, the Predecessor announced that it intended to implement a corporate reorganization into a new holding company structure (the “Holding Company Reorganization”). On August 26, 2022, in connection with such intended Holding Company Reorganization, the Predecessor entered into an Agreement and Plan of Merger (the “Merger Agreement”) with the Registrant, which was at that time a wholly-owned subsidiary of the Predecessor, and JSI Merger Sub Inc. (“Merger Sub”), which was at that time a wholly-owned subsidiary of the Registrant. Effective as of 6:30 a.m. eastern time on August 29, 2022, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Predecessor, with the Predecessor being the surviving entity and becoming a wholly-owned subsidiary of the Registrant (the “Merger”). At the effective time of the Merger, each outstanding share of Predecessor Common Stock was converted on a one-for-one basis into an equivalent share of common stock, par value $1.00 per share (the “Common Stock”), of the Registrant.

Following the Merger, the Registrant is the successor issuer to the Predecessor pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Registrant’s shares of Common Stock are deemed to be registered under Section 12(b) of the Exchange Act and will trade on the New York Stock Exchange under the symbol “J.” In connection with the Holding Company Reorganization, the Registrant assumed the Predecessor’s obligations under the Jacobs Engineering Group Inc. 1999 Outside Director Stock Plan, Jacobs Engineering Group Inc. 1999 Stock Incentive Plan and the Jacobs Engineering Group Inc. 1989 Employee Stock Purchase Plan.

On January 20, 2022, StreetLight Data, Inc., Tarmac Merger Sub, Inc., Fortis Advisors LLC and the Predecessor entered into an Agreement and Plan of Merger, pursuant to which the Predecessor assumed the StreetLight Data, Inc. 2011 Stock Plan. In connection with the Holding Company Reorganization, the Registrant assumed the Predecessor’s obligations under the StreetLight Data, Inc. 2011 Stock Plan.

In accordance with paragraph (d) of Rule 414 under the Securities Act, the Company hereby expressly adopts the Initial Registration Statements as its own registration statements (except as specifically amended by this Post-Effective Amendment) for all purposes of the Securities Act and the Exchange Act. The information contained in this Post-Effective Amendment sets forth additional information necessary to reflect any material changes made in connection with or resulting from the Holding Company Reorganization, or necessary to keep the Initial Registration Statements from being misleading in any material respect.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I of Form S-8 are omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Commission either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Post-Effective Amendment pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference into this Post-Effective Amendment:

(a)	the Predecessor’s Annual Report on Form 10-K for the year ended October 1, 2021, filed with the Commission on November 23, 2021;

(b)	the information contained in the Predecessor’s Proxy Statement dated December 10, 2021 for its Annual Meeting of Shareholders held on January 25, 2022;

(c)

the Predecessor’s Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2021, April 1, 2022, and July  1, 2022, filed with the Commission on February  8, 2022, May  3, 2022, and August 1, 2022;

(d)

the Predecessor’s Current Reports on Form 8-K filed with the Commission on January  28, 2022, February  8, 2022, March  2, 2022, April  12, 2022, April  14, 2022, May  3, 2022, August  1, 2022 and August 29, 2022; and

(e)

the description of the Predecessor’s Common Stock set forth in the Predecessor’s Registration Statement on Form S-4, filed with the Commission on September 19, 2017, including any amendment or report filed for the purpose of updating such description.

All other reports and other documents (other than current reports, or portions thereof, furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Post-Effective Amendment and to be a part of this Post-Effective Amendment from the date of the filing of such reports and documents.

For the purposes of this Post-Effective Amendment, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

You should rely only on the information provided or incorporated by reference in this Post-Effective Amendment or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Post-Effective Amendment or any related prospectus is accurate as of any date other than the date on the front of the document.

You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Post-Effective Amendment). Requests for such information should be directed to:

Jacobs Solutions Inc.

1999 Bryan Street, Suite 1200

Dallas, TX 75201

(214) 583-8500

Attn: Chief Executive Officer

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Articles 14 and 15 of the Registrant’s Amended and Restated Certificate of Incorporation provide that the officers and directors of the Registrant shall be indemnified and held harmless by the Registrant, and directors shall not be personally liable,

in each case, to the fullest extent authorized by the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”). Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify officers and directors in certain circumstances.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding; provided such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification may be made in respect of any claim, issue or matter as to which such director or officer has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (c) of Section 145 provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such director or officer shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Subsection (e) of Section 145 requires an undertaking to repay any such amount advanced if the director or officer receiving such amount is ultimately determined not to be entitled to indemnification.

Indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 of the DGCL is not to be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled. Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of a current or former director or officer against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

Article 14 of the Registrant’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended, a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except that Article 14 shall not eliminate or limit a director’s liability (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper benefit. Article 14 further provides that if the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time. Article 14 further provides that any repeal or modification of Article 14 shall not increase the personal liability of any director of the Registrant for any act or occurrence taking place prior to such repeal or modification or otherwise adversely affect any right or protection of a director of the Registrant existing at the time of the repeal or modification.

Article 15 of the Registrant’s Amended and Restated Certificate of Incorporation provides that the Registrant shall indemnify to the fullest extent authorized or permitted by law any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Registrant or by reason of the fact that such director or officer, at the request of the Registrant, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

The Registrant may, from time to time, maintain a policy, or policies, of directors’ and officers’ liability insurance which insures directors and officers against the cost of defense, settlement or payment of claims and judgments under certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The foregoing summaries are subject to the complete text of the Registrant’s Amended and Restated Certificate of Incorporation, the Registrant’s Amended and Restated Bylaws and to the referenced sections of the DGCL and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

3.1	Amended and Restated Certificate of Incorporation of Jacobs Solutions Inc. (previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed by the Predecessor on August 29, 2022 and incorporated herein by reference)

3.2	Amended and Restated Bylaws of Jacobs Solutions Inc. (previously filed as Exhibit 3.2 to the Current Report on Form 8-K filed by the Predecessor on August 29, 2022 and incorporated herein by reference)

4.1*	Jacobs Solutions Inc. Outside Director Stock Plan

4.2*	Jacobs Solutions Inc. Stock Incentive Plan

4.3*	Jacobs Solutions Inc. Employee Stock Purchase Plan

4.4*	Jacobs Solutions Inc. (StreetLight) 2011 Stock Plan

5.1 *	Opinion of Sullivan & Cromwell LLP regarding the legality of the securities being registered

23.1 *	Consent of Ernst & Young LLP as Independent Registered Public Accounting firm for Jacobs Solutions Inc.

23.2 *	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1)

*	Included with this filing.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Post-Effective Amendment:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Post-Effective Amendment (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Post-Effective Amendment. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Post-Effective Amendment or any material change to such information in this Post-Effective Amendment;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Post-Effective Amendment.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.\

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Post-Effective Amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Initial Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on August 29, 2022.

JACOBS SOLUTIONS INC.

By:	/s/ Kevin C. Berryman
Name:	Kevin C. Berryman
Title:	President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Steven J. Demetriou	Chair and Chief Executive Officer
Steven J. Demetriou	(Principal Executive Officer)	August 29, 2022

/s/ Kevin C. Berryman	President and Chief Financial Officer
Kevin C. Berryman	(Principal Financial Officer)	August 29, 2022

/s/ William Benton Allen, Jr.	Senior Vice President and Chief Accounting Officer
William Benton Allen, Jr.	(Principal Accounting Officer)	August 29, 2022

/s/ Priya Abani
Priya Abani	Director	August 29, 2022

/s/ Vincent K. Brooks
Vincent K. Brooks	Director	August 29, 2022

/s/ Ralph E. Eberhart
Ralph E. Eberhart	Director	August 29, 2022

/s/ Manny Fernandez
Manny Fernandez	Director	August 29, 2022

/s/ Georgette D. Kiser
Georgette D. Kiser	Director	August 29, 2022

/s/ Barbara L. Loughran
Barbara L. Loughran	Director	August 29, 2022

/s/ Robert A. McNamara
Robert A. McNamara	Director	August 29, 2022

/s/ Peter J. Robertson
Peter J. Robertson	Director	August 29, 2022

/s/ Christopher M.T. Thompson
Christopher M.T. Thompson	Director	August 29, 2022